Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-217545, 333-229431, 333-257295 and 333-260881 on Form S-8 of our reports dated March 8, 2022, relating to the financial statements of Civitas Resources, Inc. (formerly Bonanza Creek Energy, Inc.) and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 8, 2022